Exhibit 20.1

Apergy Corporation Subsidiaries

Subsidiary	Jurisdiction of Formation
Accelerated Companies, LLC	Delaware
Accelerated Process Systems, Inc.	Texas
Accelerated Production Systems Ltd.	UK
Apergy Artificial Lift S.A.	Argentina
Apergy Artificial Lift Pty Ltd.	Australia
Apergy BMCS Acquisition Corp.	Delaware
Apergy Canada ULC	British Columbia
Apergy Artificial Lift de México, S.A. DE C.V.	Mexico
Apergy Artificial Lift International, LLC	Delaware
Apergy Artificial Lift, LLC	Delaware
Apergy Artificial Lift Systems, LLC	Oklahoma
Apergy (Delaware) Formation, Inc.	Delaware
Apergy Energy Automation, LLC	Delaware
Apergy Energy (Kenya) Limited	Kenya
Apergy Funding Corporation	Delaware
Apergy India Private Limited	India
Apergy International Operations, Inc.	Delaware
Apergy Luxembourg Sarl	Luxembourg
Apergy Middle East LLC	Oman
Apergy Minority Luxembourg Sarl	Luxembourg
Apergy PCS Holding LLC	Delaware
Apergy UK Limited	UK
Apergy USA, Inc.	Delaware
Ener Tools SA	Argentina
Harbison-Fischer, Inc.	Delaware
Honetreat Company	California
Norris Rods, Inc.	Delaware
Norriseal-Wellmark, Inc.	Delaware
NPS Middle East LLC	Oman
NPS Services, Inc.	Delaware
Oil Lift Technology, Inc.	British Columbia
Oil Lift Technology, Inc.	New Mexico
Oil Lift Technology SAS	Colombia
PCP Oil Tools SA	Argentina
PCS Ferguson Canada Inc.	Alberta
PCS Ferguson, Inc.	Delaware
Products Flange and Supply, Inc.	Texas
Pro-Rod Inc.	Alberta
Pro-Rod USA, Inc.	Delaware
Quartzdyne, Inc.	Delaware
Spirit Global Energy Solutions, Inc.	Delaware
Spirits Global Energy Solutions Canada, Ltd.	Alberta
Theta Oilfield Services, Inc.	Delaware

UAC Corporation	Delaware
UPCO, Inc.	Oklahoma
US Synthetic Corporation	Delaware
Wellmark Holdings, Inc.	Delaware
Windrock Incorporated	Tennessee